Exhibit 99.1
The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com



           Reader's Digest Reports Earnings for 4Q and Fiscal 2003;
                Announces Guidance and Outlook for Fiscal 2004

      PLEASANTVILLE, N.Y., July 30, 2003 -- The Reader's Digest Association, Inc. (NYSE: RDA) today reported a loss of ($0.14) per share, including restructuring charges totaling ($0.20) per share, for the Fiscal 2003 fourth quarter ended June 30, 2003. Excluding these charges, the results were in line with the company's prior guidance. By comparison, earnings per share for the Fiscal 2002 fourth quarter was a loss of ($0.03), including restructuring and special items of ($0.22).

      Fiscal 2003 free cash flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) continued strong at $26 million in the fourth quarter, closing the year with $162 million, compared with $160 million in Fiscal 2002. The company reduced its total debt outstanding by $85 million, more than double its required payment of $32 million. In addition, approximately $100 million in cash was used to complete the recapitalization and share repurchase in December 2002. At year-end, total debt outstanding was $866 million, and cash on hand was $51 million.

     Fourth-quarter Fiscal 2003 revenues were $564 million, up 3 percent from $545 million in the prior-year quarter. The company had an operating loss of ($6) million, including ($26) million in restructuring charges related to companywide re-engineering and cost-reduction programs to improve profitability. This compares with an operating profit of $7 million in the Fiscal 2002 fourth quarter, which included restructuring charges and special items of ($26) million.

      "The fourth quarter was in line with our expectations, and we are accelerating our cost reduction plans in an effort to position the company for improved earnings performance," said Thomas O. Ryder, Chairman and Chief Executive Officer. "The quarter was consistent with the full year, which was characterized by overall flat revenues and operating profits. We achieved significant profit growth in our U.S. businesses, principally because of the addition of Reiman Media Group, as well as sharply reduced losses at U.S. Books and Home Entertainment. For the full year, revenues for all U.S. businesses were up 16 percent collectively, and operating profits more than doubled. Reiman, Books Are Fun, and QSP contributed to revenue growth, although at a slower pace than previously anticipated. While the domestic gains were encouraging, they were offset in both the quarter and the year by significant declines in almost all of our international markets. Adjusted EBITDA for the year grew by 11 percent to $244 million, contributing to strong free cash flows and enabling the company to accelerate debt repayment."

      Full-year Fiscal 2003 EPS was $0.60, including restructuring charges and special items totaling ($0.32). Fiscal 2002 earnings per share was $0.89, including restructuring charges and special items of ($0.22). Fiscal 2003 revenues were up 4 percent, to $2.5 billion, and operating profits were $139 million, including ($40) million in restructuring charges and special items.

      Fourth-quarter Fiscal 2003 revenues increased 3 percent compared with the prior-year period, principally because of the addition of an incremental $49 million in revenues from Reiman. Other contributors included QSP, which grew in low double digits, RD Specials and Books Are Fun (BAF), and advertising-related gains at the Special Interest Publications. These revenue gains were partially offset by softness in International Businesses and planned marketing activity reductions at U.S. Books and Home Entertainment (BHE) and U.S. Reader's Digest magazine circulation. Operating profits were down by $13 million, reflecting significant declines in International Businesses. The declines were partially offset by the addition of Reiman and reduced losses at U.S. BHE.

      For the full year, revenue growth was driven by $291 million in incremental revenues from Reiman, partially offset by planned lower revenues at U.S. BHE, the absence of discontinued businesses in the comparison, advertising softness at U.S. Reader's Digest magazine, and lower revenues in International Businesses. Operating profits for the full year declined by 12 percent, driven by a 54 percent drop in International Businesses profits, $13 million in incremental restructuring charges and special items, and a $15 million reduction in U.S. pension income and increased post-retirement healthcare costs. This was partially offset by the addition of an incremental $32 million in profits from Reiman and reduced losses at U.S. BHE.

      Fourth-quarter and full-year results were reported reflecting the company's new organizational structure, as previously announced. Prior period results have been restated on a comparable basis. The three operating segments are RD North America, Consumer Business Services, and International Businesses. A list of the businesses within each segment appears at the end of this release. Additionally, the company separately reports Corporate Unallocated expenses, covering governance and corporate-related expenses that are not allocated to business units. The new organization is designed to combine related businesses under common leadership, and to facilitate efforts to leverage best practices and significantly reduce overhead and operating costs. In addition, the structure is intended to stimulate growth within each division through more targeted investment in the most promising activities with demonstrable payback. RD North America includes Reader's Digest magazine and Books and Home Entertainment (BHE) in North America, as well as Reiman Media Group, all of which have a database of customers and a goal to increase new customer acquisition at lower cost. Consumer Business Services includes Books Are Fun and QSP, Inc., both focused on growing revenues by expanding their sales forces in schools, as well as other locations. International Businesses brings BHE and Reader's Digest magazine outside of North America under one administration, facilitating cost reductions and the identification of international opportunities to extend successful U.S. businesses.

                                    Outlook

      With its new organization now fully implemented, the company is initiating a two-year plan to achieve sustainable revenue and profit growth by Fiscal 2005. The major components are expected to include over $20 million of incremental investments during Fiscal 2004, as well as significant cost reductions intended to result in at least $70 million in annual savings by 2005. Lower costs are expected to be achieved mainly through overhead reductions, including the scheduled elimination of 580 positions, or 12 percent of the workforce, expected to be completed by December 31, 2003.
Most of the eliminations have been communicated. The costs of these actions were included in the third- and fourth-quarter restructuring charges.

      "Our goal is to return to year-over-year revenue and profit growth over the long term, and to increase our already strong free cash flow," Ryder said. "We have been through a tough period and see another difficult year ahead, especially in our International Businesses. At the same time, we are aggressively cutting costs and reinvesting in our most promising businesses to lay the groundwork for long-term growth."

      The two-year plan will include specific actions for each of the three operating segments, including stabilizing the customer base and improving margins in the more mature businesses by reducing activity in the near term, as well as investing in new products, expanding new customer acquisition channels, and increasing inter-divisional selling opportunities with the goal of driving revenue growth in all businesses.

      In the course of meeting its goal of sustainable revenue and profit growth by Fiscal 2005, the company assumes flat to slightly lower operating performance in Fiscal 2004, excluding restructuring and special items, followed by improved performance and double-digit year-over-year profit growth in Fiscal 2005.

      For full-year Fiscal 2004, the company expects that:

      1. Revenues should be flat, as growth at Reiman, Books Are Fun and QSP should be offset by planned lower revenues as well as unfavorable business trends in International Businesses.

      2. Operating profits should be between $165 and $180 million. Each operating segment is expected to grow operating profits in the low to mid teens. These results should be offset by a $30 million increase in Corporate Unallocated expenses relating to lower U.S. pension income from the company's over-funded pension plan, and higher post-retirement healthcare and other employee-related costs.

      3. Operating profit should include $20 million in incremental investments intended to drive revenue growth in the second half of Fiscal 2004 and beyond.

      4. EPS should be negatively affected by approximately ($0.05) per share compared with Fiscal 2003 due to the absence of one-time gains in "Other Income and Expense" associated with asset sales in the prior year.

      5. Quarter-to-quarter comparisons should be down in the first half of Fiscal 2004, attributable to lower international profits, as re-engineering and cost-reduction efforts are implemented to offset negative revenue trends and planned activity reductions. The first half should also be negatively affected by a reduction in U.S. pension income and the timing of investment spending. Results should improve in the second half, mainly because of the beneficial impact of the cost reductions announced in Fiscal 2003.

      6. Free cash flow should continue to be strong, exceeding Fiscal 2003.

      7. The company should pay down approximately $150 million of debt in Fiscal 2004, even though mandatory principal payments on the company's term loan are $32 million for that year.

      Assuming the above, the company expects EPS to be in the range of $0.75 to $0.85 in Fiscal 2004 and higher in Fiscal 2005.

                              Segment Information

      The following financial information related to segments has been restated to reflect the company's new organization structure. A list of the components of each segment appears at the end of this release.

                               RD North America

      In the fourth quarter, operating profits at RD North America (RD NA) were $13 million, an improvement of $10 million over prior year. Full year operating profits grew to $61 million in Fiscal 2003, an improvement of $63 million versus the year-ago results. The substantial year-over-year improvement in both the quarter and the full year was principally driven by the addition of incremental profits from Reiman, dramatically reduced losses at U.S. BHE, and higher profits at the Special Interest Publications. These gains were partially offset by investments made in new business initiatives, most notably RD Specials, which are new one-time special interest magazines that use repurposed Reiman and Reader's Digest content and are sold at checkout. Reiman added an incremental $4 million in profits in the quarter and $32 million for the full year.

      Revenues at RD NA grew by 25 percent in the quarter to $209 million and by 32 percent for all of Fiscal 2003, to $854 million. This growth reflected a full year of revenues from Reiman, partially offset by planned reductions at U.S. BHE, and the absence of revenues due to last year's closing of New Choices and Walking magazines. Reiman added an incremental $49 million in revenues to the quarter and $291 million to full-year results.

      Reiman, which was acquired in May 2002, reported $322 million of revenues and approximately $34 million of operating profits in Fiscal 2003. EBITDA for Reiman was $68 million. Strategically, the unit added considerably greater value to the company's portfolio. Reiman produced the content for over half of the most successful newsstand specials launched by Reader's Digest magazine. Reiman has facilitated enhanced new customer acquisition strategies at the company's U.S. magazines and U.S. BHE units, primarily through cross promotion. Also, Reiman is providing the content and/or the format for several of the company's most promising 2004 growth initiatives at BAF and in new magazine launches.

      As planned, U.S. BHE reduced its operating losses by approximately 80 percent for the Fiscal 2003 full year, driven by lower operating and overhead costs and improved promotion campaign performance. Operating results improved in each unit: Home and Health, Entertainment and Reading Series. U.S. BHE reduced costs through its strategy to lower risk and restore predictability to the business by: reducing marketing activity, focusing on the areas with the most promise; eliminating campaigns that were unprofitable or marginal; implementing other cost-cutting measures; and reducing dependence on sweepstakes direct mail. The division launched several successful health titles in Fiscal 2003 and, after some favorable test results, is selling selected Reader's Digest products to Reiman customers.

      During the year, U.S. Reader's Digest magazine reduced its rate base by eliminating marginal subscribers, enabling it to complete its exit from sweepstakes marketing, reduce customer acquisition costs and improve the quality of subscribers. Full year revenues for the magazine declined by 8 percent on lower circulation sales and a 5 percent reduction in advertising sales. In early July, the company announced the hiring of a new group publisher and a new marketing director to improve its capabilities in advertising sales. Profits were modestly lower across the magazine group as the advertising decline at U.S. Reader's Digest and the investment in new initiatives including RD Specials, ChangeOne, and the Reader's Digest National Word Power Challenge(SM) were offset by increased profitability at the Special Interest Publications Selecciones and The Family Handyman, driven by aggregate double-digit increases in advertising revenues. These new initiatives contributed over $5 million in revenues in Fiscal 2003.

                     Consumer Business Services

      In the fourth quarter, Consumer Business Services (CBS) reported an operating loss of ($1) million, about flat with Fiscal 2002. For the full year, operating profit increased by 2 percent to $91 million, driven by improved performance at RD Young Families and the absence of losses from Gifts.com, Inc., which was discontinued in Fiscal 2002. This improvement was partially offset by lower profits in the comparison due to the absence of a one-time payment received in connection with the termination of a financial services alliance in Fiscal 2002.

      Full-year profits at QSP were down modestly due to lower profits at QSP Canada and lower magazine subscription and gift sales in the United States, reflecting the continued effects of the soft economy on fundraising. During the year, QSP made incremental investments in sales force expansion to increase school penetration by opening new territories, expanding school programs to include food and gift products, and improving incentives to increase student participation. Books Are Fun profits were flat in Fiscal 2003, as double-digit gains in the first half of the year were offset in the second half when severe weather in the third quarter led to the cancellation of numerous sales events.

      Overall, fourth quarter revenues at CBS were $110 million, down 4 percent versus the year ago period, entirely due to the absence of Gifts.com in the comparison. Books Are Fun had a modest revenue increase, and QSP had double-digit growth, reflecting higher magazine subscription sales and increased gift and chocolate volumes. For the full year, revenues for CBS were $640 million, down 4 percent from $667 million in Fiscal 2002, as low single-digit growth at QSP and mid-single digit growth at BAF were offset by the absence of over $40 million in revenues from Gifts.com and a terminated financial service alliance, as well as lower revenues at RD Young Families, reflecting the planned elimination of unprofitable products.

                           International Businesses

      International Businesses' operating profits fell by $19 million in the fourth quarter compared with the Fiscal 2002 quarter, on a 7 percent decline in revenues. Excluding the favorable foreign exchange impact, revenues were 17 percent below last year. For the year, International Businesses profits declined by 54 percent to $49 million. Full-year revenues were 6 percent lower on a reported basis and 14 percent lower in constant dollars.

      The international BHE revenue decline for the year was most acute in the major European markets of the United Kingdom, Germany and France, as well as in Mexico. Revenues were higher in Russia and Hungary, but lower almost everywhere else. Profits were affected more negatively than revenues, which is attributable to the highly leveraged nature of the direct-marketing model. Lower response rates across most markets, a difficult global advertising market, weak global economies and execution issues related to the implementation of outsourcing programs in France and Australia also contributed to the lower operating results.

      Management is aggressively implementing its international turnaround plan. As previously announced, this plan has three components, to: restructure the business and reduce overheads by 20 percent; eliminate marginal businesses; and invest in high-potential initiatives. The goal is to scale back the business to a sustainable level of revenues and return to double-digit margins. The International Businesses headcount at June 30, 2003 was 12 percent below last year. Most of the remaining cost reduction initiatives should be in place by December 2003. The segment does not expect to see year-over-year profit improvement until the second half of Fiscal 2004, as the negative trends and impacts of reducing marketing activity will more than offset cost savings in the short term.

                                    Corporate

      Corporate Unallocated expenses include the cost of governance and other corporate-related expenses, as well as the accounting for U.S. pension plans, post-retirement healthcare costs, and executive compensation programs. The unfavorable variance in this category for both the quarter and full year were attributable to significantly lower pension income from the company's over-funded U.S. pension plans, a higher mix of restricted stock in compensation plans, and higher post-retirement healthcare costs versus the prior year. Excluding these items, Corporate Unallocated expenses are lower than the prior year for both periods. The U.S.-based pension credit for Fiscal 2003 was $25 million, $12 million less than Fiscal 2002.

      In addition, "Other Income and Expense" amounted to $39 million for the full year Fiscal 2003, compared with $17 million in Fiscal 2002. The primary components of this line item are interest expense of $46 million, offset by $5 million from the sale of the company's holdings of LookSmart, Ltd. shares (most of which have been sold) and a gain on the sale of a building in Australia for $2 million. In Fiscal 2002, interest expense amounted to $19 million, and the company realized $7 million in gains from the sales of LookSmart shares.

                              Consolidated Results

                          Non-GAAP Financial Measures

      The company publicly reports its financial information in accordance with accounting principles generally accepted in the United States (GAAP).
To facilitate external analysis of the company's operating performance, the company also presents financial information that may be considered "non-GAAP financial measures" under Regulation G promulgated by the Securities and Exchange Commission. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following non-GAAP financial measures included in this release are used by the company in its internal analysis of the business.

   - Adjusted EBITDA (operating profit before other operating items, depreciation and amortization) - Adjusted EBITDA is a measure used by management in evaluating the company's cash-generating ability as it provides operating profit exclusive of non-operating items and significant non-cash expenses of depreciation and amortization.

   - Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) - Free cash flow is presented to provide period-to-period cash flow trends generated by the business before any discretionary, finance-related uses/sources of cash. It is used by management to reconcile the change in net debt from period to period.

   As required by Regulation G, reconciliations of the non-GAAP financial measures presented in this release and the most directly comparable GAAP financial measures are included in the tables attached to this release. Certain amounts may not recalculate due to rounding.

                Selected Financial Data for the Current Quarter

        Millions of dollars, except         Restructuring Charges and
        earnings per share                        Special Items
                                            Fiscal 2003    Fiscal 2002
        Revenues
        Operating expenses
        Other operating items, net          $   26.5 (1)    $   26.7 (1)
                                            --------        --------
          Operating profit (loss)               26.5            26.7
        Other (expense)income, net                               7.0 (2)
        Income tax (expense)benefit             (7.0)          (10.6)
                                             --------        --------
          Net income (loss)                 $   19.5        $   23.1
                                            ========        ========
          Diluted EPS                       $   0.20        $   0.22
                                            ========        ========

The "Restructuring Charges and Special Items" column consists of certain items that are highlighted within the company's GAAP financial information.

(1)Other operating items, net primarily consists of charges for severance related to cost reduction actions. For Fiscal 2003, net charges of $(26.5) million or $(0.20) per share consisted of $(29.2) million in charges, primarily for severance, and adjustments of $2.7 million related to accrual balances from charges originally recorded in prior periods. For Fiscal 2002, other operating items, net was $(0.17) per share comprised of charges of $(35.6) million, primarily for severance costs, and adjustments of $8.9 million related to accrual balances from charges originally recorded in prior periods.
(2)For Fiscal 2002, other (expense) income, net includes a loss of $(0.06) per share consisting of a loss of $1.0 million on the sale of Benchmark magazine, a write-off of Schoolpop, Inc. of $2.5 million, and expenses incurred in connection with the company's recapitalization of $3.5 million.

               Selected Financial Data for the Year-to-Date Period

        Millions of dollars, except             Restructuring Charges and
        earnings per share                             Special Items
                                               Fiscal 2003       Fiscal 2002
        Revenues
        Operating expenses
        Other operating items, net             $   39.8 (1)       $  26.7 (1)
                                               --------           -------
        Operating profit                           39.8              26.7
        Other (expense) income, net                 3.3 (2)           7.0 (3)
        Income tax (expense)benefit               (11.7)            (10.6)
                                               --------           -------
          Net income                           $   31.4           $   23.1
                                               ========           ========
          Diluted EPS                          $   0.32           $   0.22
                                               ========           ========

The "Restructuring Charges and Special Items" column consists of certain items that are highlighted within the company's GAAP financial information.

(1) Other operating items, net primarily consists of charges for severance related to cost reduction actions. For Fiscal 2003, net charges of $(39.8) million or $(0.32) per share consisted of $(45.3) million in charges, primarily for severance, adjustments of $2.7 million related to accrual balances from charges originally recorded in prior periods and income of $2.8 million due to a settlement of a 6-year-old lawsuit on terms more favorable than earlier estimates. For Fiscal 2002, other operating items, net was $(0.17) per share comprised of charges of $(35.6) million, primarily for severance costs, and adjustments of $8.9 million related to accrual balances from charges originally recorded in prior periods.
(2) For Fiscal 2003, other (expense) income, net includes net expenses of $(3.3) million or $(0.03) per share directly related to costs incurred in connection with the share recapitalization completed in the second quarter of Fiscal 2003.
(3) For Fiscal 2002, other (expense) income, net includes a loss of $(0.06) per share consisting of a loss of $1.0 million on the sale of Benchmark magazine, a write-off of Schoolpop, Inc. of $2.5 million, and expenses incurred in connection with the company's recapitalization of $3.5 million.


      The company will host a conference call with financial analysts to discuss the company's third quarter results on July 30, 2003 at 8:30 a.m. EDT. The company invites investors to listen to the webcast of the conference call at the company's Web site, www.rd.com in the Investor Relations section. This will also include a reconciliation of non-GAAP financial measures that may be disclosed on the conference call or from time to time in other oral, webcast or broadcast public announcements by the company.

The company now reports business results in three segments:

  - Reader's Digest North America - Reader's Digest magazine in the United States and Canada; Reiman Media Group, including magazines Taste of Home, Light & Tasty, Quick Cooking, Birds & Blooms, Country, Country Woman, Country Discoveries, Reminisce, Farm & Ranch Living and Crafting Traditions, as well as books, cooking schools, country tours and other enterprises; The Family Handyman, American Woodworker, Reader's Digest Large Print Edition and U.S. Selecciones magazines; Select Editions, series and general books, health and home books and products, and music and video products in the US and Canada.

  - Consumer Business Services - Books Are Fun; Young Families and children's products in the United States and Canada; adult and children's trade books; QSP, Inc., and QSP Canada; and financial services marketing alliances and other strategic initiatives in the United States.

  - International Businesses - Products sold in more than 60 countries outside the United States and Canada, including: Select Editions, series and general books, music, video and Young Families products; Reader's Digest magazine in 48 editions and 19 languages, Special Interest magazines in the Czech Republic, a personal finance magazine in the United Kingdom; Books Are Fun operations in France, Mexico and Spain; and financial services marketing partnerships and other initiatives in more than 30 countries.

      The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is at www.rd.com.

      This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

                                      ###



                                             The Reader's Digest Association, Inc. and Subsidiaries
                                                           Consolidated Statements of Income
                                                         (In millions, except per share data)
                                                                      (Unaudited)

                                                         Three-month periods ended               Twelve month periods ended
                                                         June 30, 2003 and 2002 (A)                June 30, 2003 and 2002

                                                         Fiscal Years         Better/             Fiscal Years         Better/
                                                       2003         2002      (Worse)          2003          2002     (Worse)

Revenues                                           $   563.6    $   545.3         3%       $   2,474.9   $   2,368.6      4%

Product, distribution and editorial expenses          (236.7)      (222.1)       (7%)         (1,002.2)       (947.7)    (6%)
Promotion, marketing and administrative expenses      (306.5)      (289.9)       (6%)         (1,293.8)     (1,236.5)    (5%)
Other operating items, net                             (26.5)       (26.7)        1%             (39.8)        (26.7)   (49%)
                                                   ---------    ---------      ----        -----------  ------------    ---

Operating profit (loss)                                 (6.1)         6.6      (192%)            139.1         157.7    (12%)

Other (expense) income, net                            (10.4)       (11.4)        9%             (38.7)        (17.1)  (126%)
                                                   ---------    ---------      ----        -----------  ------------    ---

Income (Loss) before provision for income taxes        (16.5)        (4.8)     (244%)            100.4         140.6    (29%)

Benefit (Provision) for income taxes                     3.4          1.8        89%             (39.1)        (49.4)    21%
                                                   ---------    ---------      ----        -----------  ------------    ---

Net income (loss)                                  $   (13.1)   $    (3.0)     (337%)      $      61.3   $      91.2    (33%)
                                                   =========    =========      ====        ===========   ===========    ===
Basic earnings (loss) per share:
   Weighted average common shares outstanding           96.9         99.7                         98.1         100.2

   Basic earnings (loss) per share                 $   (0.14)   $   (0.03)     (367%)      $      0.61  $       0.90    (32%)
                                                   =========    =========      ====        ===========   ===========    ===
Diluted earnings (loss) per share:
   Weighted average common shares outstanding           96.9         99.7                         99.2         100.6

Diluted earnings (loss) per share                  $   (0.14)   $   (0.03)     (367%)      $      0.60  $       0.89    (33%)
                                                   =========    =========      ====        ===========   ===========    ===

Dividends per common share                         $    0.05    $    0.05        --        $      0.20  $       0.20     --


(A)  The company reports on a fiscal year beginning July 1.  The three-month periods ended June 30, 2003 and 2002 are the fourth fiscal quarters of fiscal year 2003 and fiscal year 2002, respectively.  Operating results for any interim period are not necessarily indicative of the results for an entire year.

N/M - Not meaningful.



                                                                                                           Table 2 of 4
                      The Reader's Digest Association, Inc. and Subsidiaries
                       Revenues and Operating Profit by Operating Segments
                                           (In millions)
                                             (Unaudited)

                                   Three-month periods ended               Twelve-month periods ended
                                   June 30, 2003 and 2002 (A)                  June 30, 2003 and 2002

                                      Fiscal Years                          Fiscal Years
                                             Restated (B)  Better/                  Restated (B)   Better/
                                     2003        2002      (Worse)       2003          2002       (Worse)

Revenues

Reader's Digest North America     $  209.3    $  167.7       25%      $    854.4    $    649.0       32%

International Businesses             251.7       269.9       (7%)        1,007.8       1,077.5       (6%)

Consumer Business Services           109.6       114.2       (4%)          639.9         667.1       (4%)

Intersegment eliminations (C)         (7.0)       (6.5)       8%           (27.2)        (25.0)       9%
                                  --------    --------      ---       ----------    ----------      ---

Total Revenues                    $  563.6    $  545.3        3%      $  2,474.9    $  2,368.6        4%
                                  ========    ========      ===       ==========    ==========      ===

Operating Profit (Loss)

Reader's Digest North America     $   13.3    $    3.4      291%      $     60.6    ($     2.2)     N/M

International Businesses              14.8        34.1      (57%)           49.1         106.3      (54%)

Consumer Business Services            (0.8)       (0.4)    (100%)           90.6          88.4        2%

Corporate Unallocated (D)             (6.9)       (3.8)      82%           (21.4)         (8.1)     164%
                                  --------    --------      ---       ----------    ----------      ---
                                  $   20.4    $   33.3      (39%)     $    178.9    $    184.4       (3%)

Other Operating Items, net           (26.5)      (26.7)       1%           (39.8)        (26.7)     (49%)
                                  --------    --------      ---       ----------    ----------      ---

Operating Profit (Loss)           $   (6.1)   $    6.6     (192%)     $    139.1    $    157.7      (12%)
                                  ========    ========      ===       ==========    ==========      ===




                                Reconciliation of Adjusted EBITDA

                                  Three-month periods ended        Twelve-month periods ended
                                    June 30, 2003 and 2002            June 30, 2003 and 2002
                                     Consolidated Company      Consolidated Company     Reiman
                                         Fiscal Years              Fiscal Years       Fiscal Year
                                       2003        2002          2003        2002        2003
Operating Profit (Loss)              ($  6.1)    $   6.6       $  139.1    $  157.7    $  32.7
Other Operating Items, net              26.5        26.7           39.8        26.7        0.7
Depreciation and amortization           16.6        11.6           64.7        35.9       34.5
                                     -------     -------       --------    --------    -------
                Adjusted EBITDA      $  37.0     $  44.9       $  243.6    $  220.3    $  67.9
                                     =======     =======       ========    ========    =======

N/M - Not meaningful.

(A)  The company reports on a fiscal year beginning July 1.  The three-month periods ended June 30, 2003 and 2002 are the fourth fiscal quarters of years 2003 and 2002, respectively.  Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  The operating segment results for fiscal 2002 have been restated to conform to our new operating segments, effective June 30,
2003.

(C)  In the normal course of business, the company's segments enter into transactions with one another. These intersegment transactions are recorded by each segment at fair value as if the transactions were to third parties and, therefore, impact segment performance.  Operating segment revenues, above, are presented gross before intersegment eliminations.  However, intersegment revenues and associated expenses are eliminated in consolidation and are not reflected in the company's consolidated results.

(D) Corporate Unallocated includes expenses for the cost of governance and centrally managed expenses, as well as the accounting for U.S. pension plans, post-retirement healthcare costs, and executive compensation programs which are not allocated to the operating segments. Governance and centrally managed expenses include costs such as legal, corporate finance, treasury, investor and public relations, general corporate management, and related information technology and facility costs utilized by the departments.


                                                                                                              Table 3 of 4
             The Reader's Digest Association, Inc. and Subsidiaries
                            Consolidated Balance Sheets
                                  (In millions)
                                   (Unaudited)


                                                           June 30,      June 30,
                                                             2003          2002
Assets
       Cash and cash equivalents                         $     51.3    $    107.6
       Accounts receivable, net                               256.5         306.0
       Inventories, net                                       155.7         156.0
       Prepaid and deferred promotion costs                   132.7         140.9
       Prepaid expenses and other current assets              191.8         153.2
                                                         ----------    ----------
Total current assets                                          788.0         863.7

       Property, plant and equipment, net                     162.5         168.1
       Goodwill                                             1,009.4       1,004.0
       Other intangible assets, net                           212.3         240.6
       Other noncurrent assets                                441.9         426.3
                                                         ----------    ----------
Total assets                                             $  2,614.1    $  2,702.7
                                                         ==========    ==========

Liabilities and Stockholders' Equity
       Loans and notes payable                           $     31.3    $    132.7
       Accounts payable                                        97.5         102.8
       Accrued expenses                                       281.4         283.2
       Income taxes payable                                    51.1          28.4
       Unearned revenue                                       414.8         426.9
       Other current liabilities                               19.7           6.8
                                                         ----------    ----------
Total current liabilities                                     895.8         980.8

       Long-term debt                                         834.7         818.0
       Unearned revenues                                      127.6         134.8
       Other noncurrent liabilities                           355.7         297.2
                                                         ----------    ----------
Total liabilities                                           2,213.8       2,230.8

       Capital stock                                           17.6          25.5
       Paid-in-capital                                        215.0         224.6
       Retained earnings                                    1,301.5       1,261.2
       Accumulated other comprehensive income (loss)         (109.1)        (89.7)
       Treasury stock, at cost                             (1,024.7)       (949.7)
                                                         ----------    ----------
Total stockholder's equity                                    400.3         471.9
                                                         ----------    ----------
Total liabilities and stockholder's equity               $  2,614.1    $  2,702.7
                                                         ==========    ==========



                                                                                                        Table 4 of 4

                        The Reader's Digest Association, Inc. and Subsidiaries
                                 Consolidated Statements of Cash Flows
                                           (In millions)
                                             (unaudited)



                                                                Twelve-month periods ended
                                                                          June 30,
                                                                     2003         2002

Cash flows from operating activities
Net Income                                                         $   61.3    $   91.2
Investment Impairments                                                   --         2.5
Asset Impairments                                                       2.3        11.7
Depreciation and amortization                                          64.7        35.9
Net gain on sales of businesses, certain assets and certain
 investments                                                           (8.6)       (6.9)
Changes in current assets and liabilities, net of effects
 of acquisitions and dispositions
     Accounts receivables, net                                         65.8         7.4
     Inventories                                                        6.4        21.8
     Unearned revenues                                                (22.9)      (10.1)
     Accounts payable and accrued expenses                            (19.2)       24.7
     Other, net                                                        11.8        35.7
Changes in noncurrent assets and liabilities, net of effects
 of acquisitions and dispositions                                      (8.3)      (81.4)
                                                                   --------    --------
Net change in cash due to operating activities                        153.3       132.5
                                                                   --------    --------

Cash flows from investing activities
Proceeds from maturities and sales of marketable
 securities and short-term investments                                  5.2        11.6

Purchases of marketable securities, short-term
 investments and licensing agreements                                 (10.5)       (1.3)

Proceeds from sales of businesses and other long-term
 investments                                                             --         2.2
Proceeds from sales of property, plant and equipment                    5.5         2.4
Payments for business acquisitions, net of cash acquired                 --      (763.2)
Capital expenditures                                                  (15.7)      (24.6)
                                                                   --------    --------
Net change in cash due to investing activities                        (15.5)     (772.9)
                                                                   --------    --------

Cash flows from financing activities
Total borrowings, net                                                 (85.3)      789.6
Dividends paid                                                        (21.0)      (21.3)
Common stock repurchased                                             (101.7)      (64.1)
Proceeds from employee stock purchase plan and exercise
 of stock options                                                       4.3         8.6
Other, net                                                              6.9         2.7
                                                                   --------    --------
Net change in cash due to financing activities                       (196.8)      715.5
                                                                   --------    --------

Effect of exchange rate changes on cash                                 2.7        (2.9)
                                                                   --------    --------
Net change in cash and cash equivalents                               (56.3)       72.2
                                                                   --------    --------

Cash and cash equivalents at beginning of period                      107.6        35.4
                                                                   --------    --------
Cash and cash equivalents at end of period                         $   51.3    $  107.6
                                                                   ========    ========


                                                      Free Cash Flow Reconciliation

                                                            Twelve-month periods ended         Three-month periods ended
                                                                       June 30,                         June 30,
                                                                 2003          2002                       2003
Reported change in cash per cash flow statement               ($  56.3)     $   72.2                   ($  29.7)
Less:
     Change in total borrowings, net                             (85.3)        779.8  (A)                 (50.8)
     Common stock repurchased                                   (101.7)        (64.1)                        --
     Dividends paid                                              (21.0)        (21.3)                      (5.2)
     Acquisitions:
          Reiman Purchase                                           --        (760.0)                        --
          Acquisition costs for Reiman and Financing Fees         (2.7)        (24.0)                      (2.7)
          Proceeds from other long-term investments                 --           2.2                         --
     Cash payments associated with share recapitalization         (7.9)           --                        2.5
                                                              --------      --------                   --------
Free Cash Flow                                                $  162.3      $  159.6                   $   26.5
                                                              ========      ========                   ========

(A) Excludes forgiveness of a $9.8 million loan related to a minority interest partner in Fiscal 2002.